UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 29, 2018, Spanish Broadcasting System, Inc. (the “Company”) renewed its employment agreement (the “Employment Agreement”) with Raúl Alarcón, its Chairman of the Board of Directors of the Company (the “Board”), Chief Executive Officer and President. The Employment Agreement replaces and supersedes an employment agreement between the Company and Mr. Alarcón that was entered into on June 5, 2014.

Under the Employment Agreement, Mr. Alarcón shall continue to serve as Chairman of the Board, Chief Executive Officer and President. The Employment Agreement is deemed to be effective as of May 29, 2018 and continues through December 31, 2022. The Employment Agreement automatically renews for one successive three-year term until December 31, 2025 unless either party notifies the other that it will not renew the Employment Agreement. After December 31, 2025, the Employment Agreement automatically renews for successive one-year terms unless sooner terminated pursuant to the terms of the Employment Agreement.

Under the Employment Agreement, Mr. Alarcón is entitled to receive an annual base salary of $1,750,000. Mr. Alarcón can also earn an annual performance bonus of up to $750,000 based on the Company’s achieving a certain level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and a discretionary bonus as determined by the Compensation Committee of the Board. The Employment Agreement provides for a retention bonus equal to $1,616,668, with $216,668 payable upon execution of the Employment Agreement and $50,000 per month for 28 months. Mr. Alarcón is entitled to participate in all employee benefit plans and arrangements of the Company, including without limitation, all life, group insurance and health insurance plans and all disability, retirement, stock option and other employee benefit plans of the Company. Mr. Alarcón is entitled to the use of one automobile and the services of a driver at the expense of the Company and reimbursement from the Company for insurance, maintenance and fuel expenses related thereto. Mr. Alarcón is also entitled to life insurance and reimbursement for personal tax and accounting services and certain legal expenses.

Mr. Alarcón’s employment under the Employment Agreement shall terminate: (a) for cause or (b) by reason of Mr. Alarcón’s death or disability. If Mr. Alarcón’s employment is terminated for cause, the Company will pay his accrued base salary and all other benefits accrued through the date of termination. If Mr. Alarcón’s employment is terminated due to his death or disability, the Company will pay his accrued base salary and all other benefits accrued through the date of termination and all non-vested options immediately vest.

Under the terms of the Employment Agreement, Mr. Alarcón has agreed not to disclose any confidential information concerning the Company’s business. In addition, Mr. Alarcón has agreed not to solicit or to interfere with the Company’s relationship with any of the Company’s employees or independent contractors or to interfere with the Company’s relationship with any person or entity with which the Company had any contractual or business relationship until one year following termination of his employment. Furthermore, Mr. Alarcón has agreed not to provide competing services until one year following termination of his employment.

The description of the Employment Agreement set forth above is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 above regarding the Employment Agreement is hereby incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 29, 2018, by and between the Company and Raúl Alarcón.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

June 1, 2018	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary